Exhibit 10.1

Services Agreement

This Services Agreement (“Agreement”) is made by and between Envirotech Vehicles, Inc., a Delaware corporation (the “Company”), and  Shell Castle LLC, a Puerto Rico limited liability company (the “Service Provider”), effective May 19, 2026 (the “Effective Date”) for the purpose of setting forth the terms and conditions under which the Service Provider will perform services for Company. Company and Service Provider may be referred to herein individually as a “Party,” or collectively as the “Parties.”

In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Service Provider for Service Provider’s services, the Parties agree to the following.

1.    Services, Payment and Term. Exhibit A contains a statement of the services performed or to be performed by Service Provider, the payment terms for such services, the types of any expenses to be paid in connection with such services, any Background Technology (as defined in Section 3) to be used by Service Provider in performing the services, the term of this Agreement, and such other terms and conditions as the Parties deem appropriate or necessary for the performance of the services.

2.    Nondisclosure and Trade Secrets.

(a)    During the term of this Agreement and in the course of Service Provider’s performance hereunder, Service Provider may receive and otherwise be exposed to confidential or proprietary knowledge, data or information of Company (collectively referred to as “Confidential Information”). Confidential Information includes, but is not limited to, (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, software programs and subroutines, programs, methodologies, databases, database criteria, user profiles, scripts, algorithms, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, new products, marketing and selling, business plans, budgets, financial statements, licenses, prices and costs, suppliers and customers; (iii) information about Company’s security, including access codes, passwords, security protocols, system architecture, and/or employee or user identification; and (iv) information regarding the skills and compensation of employees of and other Service Providers to Company. Service Provider acknowledges the confidential and secret nature of the Confidential Information and agrees that the Confidential Information is the extremely valuable property of the Company. Accordingly, Service Provider agrees not to reproduce any of the Confidential Information in any format, not to use the Confidential Information except in the performance of the work described in this Agreement, and not to disclose all or any part of the Confidential Information in any form to any third party without Company’s prior written consent. In the event that disclosure is required by a regulatory agency by virtue of an official order or judgment pursuant to law, the Service Provider shall immediately notify the Company in writing upon receipt of said order or judgment prior to making the disclosure and shall limit the disclosure only to the information requested in such order or judgment.

Envirotech Vehicles, Inc. – Services Agreement

(b)    The obligations of subsection (a) above shall not pertain to any Confidential Information that Service Provider can establish by competent written proof: (i) at the time of disclosure to Service Provider is in the public domain or after disclosure, becomes part of the public domain, without any breach of this Agreement by Service Provider; (ii) was in Service Provider’s possession at the time of disclosure by Company; or (iii) is received by Service Provider from a third party with the right to disclose such information free from restriction on disclosure.

(c)    Company has received and, in the future, will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Service Provider agrees to hold Third Party Information in the strictest confidence, not to disclose Third Party Information to anyone (other than Company personnel who need to know such information in connection with their work for Company), and not to use Third Party Information except in the performance of the work described in this Agreement.

(d)    Upon termination of this Agreement for any reason, including expiration of the term of this Agreement, Service Provider agrees to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information and any Third-Party Information, whether in Service Provider’s possession or under Service Provider’s direct or indirect control.

(e)    Service Provider shall not disclose or otherwise make available to Company in any manner any confidential information of Service Provider, or any confidential information received by Service Provider from third parties, unless Company first agrees in writing to receive such information.

3.    Background Technology. Service Provider shall specifically describe and identify in the section entitled “Background Technology” in the Exhibits any and all technology, including without limitation information, materials and related intellectual property rights, that (a) Service Provider intends to use in performing the work under this Agreement, (b) is either owned solely by Service Provider or controlled by Service Provider such that Service Provider possesses the right to grant a license or sublicense thereunder, and (c) is in existence prior to the Effective Date (“Background Technology”). Service Provider hereby grants to Company a non-exclusive, royalty-free, perpetual and worldwide right to use and sublicense the use of any Background Technology in connection with Company’s business.

4.    Ownership of Work Product. Service Provider agrees that any and all ideas, developments, discoveries, improvements, inventions, works of authorship, or other work product of any type conceived, written, created or first reduced to practice in the performance of work under this Agreement, together with all intellectual property rights relating thereto (“Work Product”) shall be the sole and exclusive property of Company. Service Provider hereby assigns to Company all its right, title and interest in and to any and all such Work Product. Service Provider further agrees that Company possesses and shall retain all right, title and interest in all of Service Provider’s Work Product under this Agreement.

Envirotech Vehicles, Inc. – Services Agreement

Service Provider further agrees to execute all papers including, but without limitation, all patent applications, invention assignments and copyright assignments, and otherwise assist Company as reasonably required to perfect Company’s right, title and interest in Service Provider’s Work Product as expressly granted to Company under this Agreement. Such assistance shall include but not be limited to providing affidavits or testimony in connection with patent interference, validity or infringement proceedings and participating in other legal proceedings. Reasonable costs related to such assistance, if required, shall be paid by the Company. Service Provider’s obligation to assist Company as described in this paragraph shall continue beyond the termination of this Agreement. If Company is unable, after reasonable effort, to secure Service Provider’s signature on any document as provided in this Section 4, Service Provider hereby designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, coupled with an interest, to execute, verify and file applications, and to do all other lawfully permitted acts necessary to achieve the intent of this Section 4 with the same legal force and effect as if executed by Service Provider.

5.    Conflicting Engagements. Company acknowledges that Service Provider is actively engaged in multiple activities that are or could be considered to be substantially similar to those Services being provided to Company pursuant to this Agreement (such activities, as applicable "Competing Activities"). Company further acknowledges that Service Provider is actively engaged with in providing professional services, directly or indirectly to entities that are or could be considered to be direct competitors of Company (such entities, "Competitor Entities"). Company acknowledges and agrees that there shall be no obligation on the part of the Service Provider to disclose any of its Competing Activities or Competitor Entities for which it is performing such Competing Activities or other professional services by reason of entering into this Agreement; provided, however, for the avoidance of doubt (and not otherwise diminishing the confidentiality and non-disclosure provisions in this Agreement), nothing contained herein shall permit or authorize  Service Provider to utilize or disclose any information deemed proprietary to Company or otherwise confidential pursuant to the terms of this Agreement in connection with carrying out the Competing Activities or otherwise engaging with Competitor Entities. Service Provider agrees to abide by the terms set out in the non-disclosure section and act in good faith to assist Company in achieving its objectives subject to the above limitations in relation to Competing Activities and the Competitor Entities.

6.    Term; Termination. The term of this Agreement shall be as set forth in Exhibit A. In the event this Agreement is terminated, Service Provider shall cease work per the terms in Exhibit A after receiving notice from Company, return all Information (including all copies thereof) as provided in Section 2(c), deliver all Work Product and related documentation to Company, and provide Company with an invoice for any work for which compensation has not already been paid. Sections 2, 3, 4, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

Envirotech Vehicles, Inc. – Services Agreement

7.    Non-solicitation. Service Provider agrees that during the term of this Agreement and for a period of one (1) year thereafter, Service Provider will not, either directly or indirectly, (i) solicit, induce, recruit or encourage any employee or independent service provider of Company (a) to leave their employment or contracting relationship with Company or (b) to accept employment with any person or entity other than Company or (ii) solicit (other than on behalf of Company) any supplier, customer or business partner of Company to terminate its relationship with Company

8.    Non-Circumvention; Good Faith; Cooperation. It is understood that mutual trust, good faith and reasonable cooperation shall exist at all times between the Parties in order to accomplish the purpose of this Agreement. Accordingly, Service Provider agrees that it shall not in any way circumvent, undermine or obstruct Company’s rights or efforts to develop, market, or enter into any third party agreements with customers, acquisition targets, suppliers, operators, lenders, investors or manufacturers; nor shall Service Provider adversely affect the relationships of Company with its partners, associates, licensors, affiliates, incubators, technology partners and providers, or co-owners; or their rights or reasonable expectations to receive any economic benefits to which they may be entitled; nor will Service Provider directly or indirectly, file or encourage or assist others to file any claim or engage in any arrangement or related commercial activity with the intent to negatively affect the Company. Service Provider agrees not to circumvent or undermine, or attempt to circumvent or undermine, the Company with respect to the Company’s disclosed business partners, business opportunities, customers, licensors, prospective technology partners, incubators, cofounders, associated, investors or referral sources (unless and until written permission is granted by the Company, and then only upon the limited terms and conditions set forth in such authorization).

9.    Warranties; Indemnification. Service Provider warrants that:

(a)    Service Provider shall perform its services in a timely, professional and workmanlike manner and consistent with industry standards in Service Provider’s field;

(b)    All materials supplied and work performed under this Agreement shall be provided or performed in compliance with all applicable laws and regulations; and

(c)    Service Provider has good and marketable title to the Work Product, and the Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties with respect to such third parties’ intellectual property rights in the Work Product.

Service Provider shall indemnify, defend and hold harmless Company and its officers, agents, directors, employees, and customers from and against any claim, liability, loss, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising out of any breaches of such warranties, including without limitation claims by any third parties.

Envirotech Vehicles, Inc. – Services Agreement

10.    Independent Service Provider.

(a)     Service Provider is and shall remain at all times an independent Service Provider. For greater certainty, Company shall not be bound in any manner whatsoever by any agreement, warranties or representations made by Service Provider to any other person, firm or corporation or by any action of Service Provider, except where Service Provider has first obtained the prior written consent of Company. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between Service Provider and Company.

(b) Service Provider recognizes that it has the sole responsibility as an independent Service Provider to comply with all requirements of applicable laws, rules, and regulations.

(c) For all purposes, including but not limited to the Federal Insurance Contributions Act ("FICA"), the Social Security Act, the Federal Unemployment Tax Act ("FUTA"), income tax withholding and any and all other federal, state and local laws, rules and regulations, Service Provider shall be treated as an independent Service Provider and not as an employee with respect to Company.

(d) Service Provider acknowledges and agrees that it shall be responsible (as a self-employed person) for filing all tax returns, tax declarations and tax schedules, and for the payment of all taxes required, when due, with respect to any and all compensation earned by Service Provider under this Agreement. Company will neither pay unemployment taxes on, nor withhold income or employment or other taxes from, any compensation it pays Service Provider. Rather, the Company will report the amounts it pays Service Provider on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions. Service Provider also shall indemnify and hold Company harmless against any and all liabilities attributable to the obligations imposed on Service Provider under this Section 9.

(e) As an independent Service Provider, Service Provider shall not be entitled to any employment related benefits other than as set forth in this Agreement, nor to vacation pay. With the exception of the compensation described in Exhibit A, Service Provider shall have no claim or cause of action against Company for any cause, matter or thing including, without limitation, any claim or cause of action arising out of any alleged employment relationship between Service Provider and Company (which specifically includes any claim for notice, pay in lieu of notice, severance or vacation pay, whether arising by statute or otherwise). It is agreed that the provisions of this Section 9 shall survive the termination of this Agreement and shall remain binding on Service Provider.

12.

Legal and Equitable Remedies. Service Provider hereby acknowledges and agrees that in the event of any breach of this Agreement by Service Provider, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Company, Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or sufficient compensation for, such injury. Accordingly, Service Provider hereby agrees that Company shall be entitled to specific performance of Service Provider’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

Envirotech Vehicles, Inc. – Services Agreement

13.

General. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and assigns. Service Provider may not delegate, assign or subcontract any of Service Provider’s obligations or rights under this Agreement without Company’s prior written consent. Company may not assign its rights and obligations under this Agreement without the Service Provider’s prior written consent. This Agreement and the Exhibits attached hereto and hereby incorporated herein, constitute the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be modified or amended unless mutually agreed upon in a signed writing by both Parties. No provision of this Agreement may be waived unless agreed in a signed writing by the Party against which such waiver is charged. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement.

The laws of the State of Delaware, excluding its conflicts of laws principles, shall govern this Agreement. Both Parties expressly consent to the jurisdiction and venue of the state and federal courts located in the State of Delaware for any lawsuit filed there arising from or relating to this Agreement or Service Provider’s services. Service Provider agrees that the state and federal courts located in the State of Delaware shall be the exclusive forum for any lawsuit or similar proceeding brought by Service Provider against Company arising from or relating to this Agreement or Service Provider’s services.

No failure or delay of any Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law unless agreed to by such Party in writing. Any waiver by a Party of the breach by the other Party of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party. The headings appearing herein have been inserted solely for the convenience of the Parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified at the beginning of this Agreement or at such other address as the Party shall specify in writing. Such notice shall be deemed given either upon personal delivery, one (1) day after being sent by overnight delivery service, three (3) days after the date of mailing if sent by certified or registered mail, postage prepaid, or on the day of transmission by facsimile, provided that the notifying Party confirms receipt of such transmission with the other Party by telephone. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company nor shall this Agreement grant Consultant any rights in or to the Company's Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the Parties hereto to, or impose any obligations upon, any persons or entities not a Party to this Agreement.

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Envirotech Vehicles, Inc. – Services Agreement

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first set forth below.

Company: ENVIROTECH VEHICLES, INC.

/s/ Phillip Oldridge

By: Phillip Oldridge, Chief Executive Officer	May 19, 2026

Service Provider: Shell Castle LLC

/s/ Jason Maddox

By: Jason Maddox, Authorized Signatory	May 19, 2026

Envirotech Vehicles, Inc. – Services Agreement

Exhibit A

Services to be performed:

Services Provided: Service Provider to provide executive management services through a designated principal (initially Jason Maddox) (“Principal”) who will serve as President and Interim Chief Financial Officer or such other positions as are mutually agreed upon the Company and Service Provider and approved by the Company’s Board of Directors.

The Company agrees not to materially reduce, diminish, or reassign the authority, responsibilities, reporting structure, or executive status of Service Provider or Principal in a manner inconsistent with such roles without the prior written consent of Service Provider.

Background Technology (if any): None

Term of Agreement: The term of this Agreement shall commence upon the Effective Date and is contingent upon the Service Provider’s and the Company’s execution of the Service Provider Proprietary Information and Inventions Agreement, as applicable; and all such agreements, exhibits or other referenced documents, all of which agreements, exhibits and referenced documents are fully incorporated as if set out herein at length.

This Agreement shall expire upon written notice by either Party as outlined below. The Company or the Service Provider may terminate this Agreement in any of the following circumstances:

(i) The Service Provider may, by giving sixty (60) days prior written notice, terminate this Agreement for any reason or no reason at all and, except as set forth below, all obligations of the Company and the Service Provider pursuant to this Agreement shall be terminated.

(ii) The Company may, by giving sixty (60) days prior written notice, terminate this Agreement for any reason or no reason at all (i.e., without Cause) and, except as set forth below, all obligations of the Company and the Service Provider pursuant to this Agreement shall be terminated.

(iii) The Company may terminate this Agreement immediately and without notice upon the death or disability of Principal. As used in this Agreement, the term “disability” shall mean that Principal shall have been unable to perform the work contemplated by this Agreement for a period of twenty (20) consecutive business days due to a physical or mental disability, whether or not his condition is certified by a medical practitioner. A determination of disability shall be made by a physician reasonably satisfactory to the Company.

Envirotech Vehicles, Inc. – Services Agreement

Compensation Upon Termination of Agreement: Upon termination of this Agreement for any reason or the termination of the Service Provider’s services with the Company for any reason, Service Provider will be entitled to be paid any outstanding unpaid fees earned up to the date of termination. In addition, upon (i) the Company’s termination of this Agreement without Cause or termination of the Service Provider’s services hereunder without Cause or (ii) Service Provider’s termination of this Agreement for Good Reason or termination of Service Provider’s services hereunder for Good Reason, Service Provider will become irrevocably entitled to (x) continuation of the Service Provider’s annual base compensation for a period of twenty-four (24) months (the “Severance Period”) following the effective date of such termination, payable in accordance with the Company’s normal vendor payment procedures plus (y) a lump-sum payment equal to one year’s annual base compensation (collectively, the “Severance”). The Severance is in addition to any other payment due to Service Provider under this Agreement, and under no circumstances may the Company offset from the Severance any amounts that may be owed by Service Provider to Company. All other additional compensation to the Service Provider under this Agreement shall cease as of the date of termination. During the Severance Period, the Service Provider shall not be required to perform further services for the Company unless mutually agreed by the Parties; provided, however, that the Service Provider shall reasonably cooperate with the Company to ensure an orderly transition of responsibilities. For purposes of this Agreement:

(a)

“Cause” shall mean (1) Service Provider’s or Principal’s willful misconduct or gross negligence in the performance of its duties; (2) material breach of this Agreement by Service Provider or Principal that remains uncured for thirty (30) days following written notice from the Company; (3) Service Provider’s or Principal’s fraud, embezzlement or material dishonesty involving the Company; or (4) Service Provider’s or Principal’s conviction of, or plea of guilty or nolo contendere to, a felony.

(b)

“Good Reason” shall mean the occurrence of any of the following events: (1) a material reduction in the Service Provider’s base compensation as set forth in the Payments section of this Exhibit A; (2) a material reduction in the authority, duties, or responsibilities of Service Provider or Principal; (3) the Company requiring the Service Provider or Principal to relocate the primary location of services more than fifty (50) miles from its current location; or (4) material breach of this Agreement by the Company that remains uncured for thirty (30) days following written notice from Service Provider.

Service Provider’s receipt of the Severance shall be conditioned on Service Provider’s execution (and non-revocation), within fifty-five days following the applicable termination, of a customary and standard release of claims in favor of the Company. Any Severance payments that would have been made prior to the effectiveness of such release will be paid to Service Provider on the first payroll following such effectiveness.

Upon termination of this Agreement or the Service Provider’s services hereunder by either party for any reason, the vesting, exercisability and term of any equity awards granted to the Service Provider or its Principal under the Company’s 2017 Equity Incentive Plan or any successor plan (including any successor plan adopted in connection with a Change in Control (as defined below), the “Equity Plan”) that are outstanding as of the date of termination shall be governed by the Equity Plan and the applicable award agreement.

Envirotech Vehicles, Inc. – Services Agreement

Payments:

1.

Beginning on the Effective Date, Service Provider shall receive annual base compensation of $500,000, payable in equal monthly installments of $41,666.67 in accordance with the Company’s normal vendor-payment procedures (prorated for the month of the Effective Date). Base compensation shall be reviewed annually by the Company’s Board of Directors and may be increased, but not decreased.

2.

Service Provider will receive a grant of 1,500,000 shares of the Company’s common stock (the “Bonus Grant”) upon a Change in Control (as defined in the Equity Plan as in effect as of the Effective Date1), subject, in each such case, to Service Provider’s continuous service through the relevant date of grant. The Bonus Grant will immediately vest in full upon grant. Subject to any limitations imposed by applicable law, the Service Provider will be permitted to sell a number of the covered shares on the open market to cover any taxes triggered in connection with the Bonus Grant or the shares covered thereby. The Bonus Grant will be governed by, and subject to, the terms and conditions of an award agreement (including the terms of this paragraph 2) to be entered into between the Company and the Service Provider at the time of grant. The Company and the Service Provider will reasonably cooperate to structure the timing and form of any equity compensation (including the Bonus Grant) in a tax-efficient manner consistent with applicable tax laws, securities laws, and the Equity Plan, including in order to assist the Service Provider to address any tax obligations triggered in connection with the Bonus Grant. Notwithstanding anything herein to the contrary, the grant of the Bonus Grant shall be subject to, and conditioned upon, the approval by the Company’s shareholders of a sufficient number of shares available for issuance under the Equity Plan, in accordance with applicable laws and the rules of the stock exchange on which the Company’s shares are listed, prior to or in connection with the Change in Control giving rise to such grant. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to pay the Bonus Grant in cash in lieu of shares of the Company’s common stock, in an amount equal to the product of (i) the number of shares subject to the Bonus Grant and (ii) the closing price of a share of the Company’s common stock on the date of grant, and Service Provider hereby consents to such cash settlement. To the extent permitted by applicable laws, at the Service Provider’s discretion, the Bonus Grant shall be made directly to Shell Castle LLC for Jason Maddox.

3.

Service Provider shall receive a car allowance of $2,000 per month, payable within 30 days following each month, for a guaranteed term of 36 months from the Effective Date, regardless of any termination of this Agreement, except in the event of material breach of this Agreement by Service Provider.

1 Notwithstanding the definition of Change in Control included in the Equity Plan, the Closing (as defined in the Agreement and Plan of Merger, entered into on or about May 19, 2026 by and among (i) Azio AI Corporation, a Delaware corporation; (ii) Envirotech Vehicles, Inc., a Delaware corporation; and (iii) EV-AZ Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary Envirotech Vehicles, Inc., shall constitute a Change in Control for purposes of this Agreement.

Envirotech Vehicles, Inc. – Services Agreement

4.

Beginning on the Effective Date, Principal will be provided comprehensive health benefits for Principal and Principal’s dependents, including major medical insurance, dental and life insurance, and short-term and long-term disability. If, for a calendar month, the Company does not provide such health benefits to Principal, or the provision of such health benefits violates applicable law, the Company will pay Service Provider a cash payment that, on an after-tax basis, is sufficient for Service Provider to purchase such benefits for Principal and Principal’s dependents.

5.

In recognition of Service Provider’s accomplishments on behalf of the Company, the Company shall pay Service Provider a total of $500,000 in calendar year 2026 and a total of $500,000 in calendar year 2027. The Company will use its best efforts to make the payment for calendar year 2026 in equal monthly installments (and in any event in 2026), and the payment for calendar year 2027 in equal monthly installments (and in any event in 2027). The payments shall not be contingent upon Service Provider’s continued service with the Company through the payment date and shall continue upon any termination of this Agreement.

Indemnification, Errors and Omissions Insurance: To the degree practical, the Service Provider and Principal will be covered by the Company’s officer and director indemnification provisions within the Company’s certificate of incorporation along with errors and omissions and directors’ and officers’ insurance to the extent Service Provider or Principal is acting within the scope of the services to the Company and only to the extent that Service Provider is not covered by its own such insurance policy. This Agreement does not require the Service Provider to maintain errors & omissions and/or directors & officers insurance covering its Services provided to the Company.

Reimbursable Expenses: The Company shall cover any business expense reasonably incurred by Service Provider in rendering services to the Company, including travel, phones and meals. Service Provider may, in Service Provider’s discretion, charge such expenses to the Company corporate credit card provided to Service Provider by the Company. Otherwise, the Company shall promptly reimburse Service Provider for such expenses.

Tax Provisions Applicable to U.S. Taxpayers. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted accordingly. Any payment or benefit under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A and that is payable on account of the Service Provider’s separation from service shall be delayed to the extent (and only to the extent) required to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and any amount so delayed shall be paid in a single lump sum on the first business day following the six-month anniversary of such separation from service. Each installment payment under this Agreement shall be considered a separate payment for purposes of Section 409A. No event or condition shall constitute “Good Reason” unless (i) Service Provider provides written notice to the Company of the existence of such event or condition within thirty (30) days of the initial existence thereof, specifically identifying the acts or omissions constituting the grounds for Good Reason; (ii) the Company fails to remedy such event or condition within thirty (30) days following receipt of such written notice (the “Cure Period”); and (iii) Service Provider’s termination is effective no later than sixty (60) days following the expiration of the Cure Period. With respect to the Severance, to the extent that the 55-day release revocation period spans to calendar years, Severance payments shall not commence until the second calendar year.

Envirotech Vehicles, Inc. – Services Agreement